[TEXT]
ENCORE COMPUTER CORPORATION
Computation of Loss per Share                                 Exhibit 11
(in thousands except per share data)



Primary                             1995                1994            1993
                             -----------        -------------   -------------
Net loss                    $    (81,354)     $     (52,673)   $    (69,565)

Accumulated Series B and D
 Preferred Stock Dividends         -                   -              (9,185)

Series B, D and E Preferred
    Stock Dividends              (19,062)            (13,987)           -
                               -----------        -------------   -------------
Net loss attributable to
    common shareholders     $    (100,416)      $    (66,660)    $   (78,750)
                              ============         ============    =============


Weighted average common
    shares outstanding             34,923               33,391         31,909
Series A assumed converted          7,364               7,364          7,364
                               -----------          ------------  ------------
Weighted average shares
 outstanding                       42,287               40,755         39,273



Loss per common share        $      (2.37)          $    (1.68)    $    (2.01)
                              ============        =============   =============


Assuming Full Dilution

Net loss                     $    (81,354)         $    (52,673)  $   (69,565)




Weighted average common
    shares outstanding             42,287                33,391        31,909
Series A assumed converted          7,364                 7,364         7,364
Series B assumed converted         21,238                21,660        19,321
Series D assumed converted         32,509                33,143        29,564
Series E assumed converted         33,218                33,877          -
Series F assumed converted         12,393
Series G assumed converted          6,341
Exercise of options reduced by
 the number of shares purchased
  with proceeds                    8,149                   -            7,412
                                 -----------        -------------  -------------
Weighted average shares
   outstanding                     163,499             129,435        95,570
                                 ===========          ===========  ===========
 [TEXT]

Loss per common share:           $ (0.50)           $    (0.41)  $    (0.73)
                                 ===========        ============   ===========